FORM 4                                            ------------------------------
                                                           OMB APPROVAL
[ ] Check this box if no                          ------------------------------
    longer subject to                             OMB Number:          3235-0287
    Section 16.  Form 4 or                        Expires:     December 31, 2001
    Form 5 obligations                            Estimated average burden
    May continue.  See                            hours per response0.5
    Instruction 1(b).                             ------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1. Name and Address of            2. Issuer Name and Ticker or Trading    6. Relationship of
Reporting Person*                 Symbol                                     Reporting Person(s) to
                                                                             Issuer
Carlton    Victoria               Premier Development & Investment,Inc.      (Check all applicable)
-------------------------------
(Last)      (First)   (Middle)    (No Trading Symbol)                        _X_  Director
                                                                             _X_  Officer
                                                                                  (give title below)
C/o Premier Development &         3. I.R.S.           4. Statement for       _X_  10% Owner
    Investment, Inc.                 Identification      Month/Year          ___  Other
504 Beebe Ct.                        Number of                                    (specify below)
-----------------------------        Reporting             11/2001
         (Street)                    Person, if an                           Secretary, Treasurer
                                     Entity                                  --------------------
                                     (voluntary)
Frederick      MD      21703                          5. If Amendment,    7. Individual or
-----------------------------                            Date of Original    Joint/Group Filing
(City)      (State)    (Zip)                             (Month/Year)        (Check Applicable Line)

                                                                              _X_ Form filed by One
                                                                                  Reporting Person

                                                                              ___ Form filed by More
                                                                                  than One Reporting
                                                                                  Person

Table I - Non-Derivative Securities Acquired, Disposed of, or beneficially Owned

1. Title of      2. Transaction   3. Transaction   4. Securities    5. Amount of     6. Ownership     7. Nature of
   Security         Date             Code             Acquired (A)     Securities       Form: Direct     Indirect
   (Instr. 3)       (Month/Day/      (Instr. 8)       or Disposed      Beneficially     (D) or           Beneficial
                    Year)                             of (D)           Owned at End     Indirect (I)     Ownership
                                                      (Instr. 3, 4     of Month
                                                       and 5)          (Instr. 3                         (Instr. 4)
                                                                       and 4)
                                  Code      V      Amount (A)  Price
                                                          or
                                                          (D)

Common,
Class A             11/30/01       X              250,000  A   $0.05   740,000               D


  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1. Title    2. Conver-  3. Trans-   4. Trans-   5. Number   6. Date     7. Title    8. Price    9. Number   10. Owner-  11. Nature
of Deriv-   sion or     action      action      of Deriv-   Exercise-   and         of          of Der-     ship Form   of Indirect
ative       Exercise    Date        Code        ative Sec-  able and    Amount of   Derivative  ivative     of Deriv-   Beneficial
Security    Price of    (Month/     (Instr.8)   urities     and Expir-  Underyling  Security    Securities  ative       Ownership
(Instr. 3)  Derivative  Day/Year)               Acquired    ation Date  Securities  (Instr. 5)  Benefic-    Securities  (Instr. 4)
            Security                            (A) or      (Month/Day  (Instr. 3               ially Owned Beneficially
                                                Disposed    Year)       and 4)                  at End of   Owned at
                                                (D)                                             Month       End of
                                                                                                (Instr. 4)  Month
                                                                                                            (Instr. 4)
                                    Code  V     (A)   (D)   Date  Ex-   Title Amount
                                                            Exer- pira-       or
                                                            cis-  tion        Number
                                                            able  Date        of
                                                                              Shares

Common,                                                     Vest- 3/29/ Common,
Class A     $0.05       11/30/01     X              250,000 ed    06    Cl.A  250,000 $0.05     -0-



Explanation of Responses:


  /s/ Victoria Carlton                                      December 4, 2001
---------------------------------------------            -----------------------
** Signature of Reporting Person                                 Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.